Exhibit 99.1

[LOGO OF FIRST STATE BANCORPORATION]

NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer	Chief Financial Officer
(505) 241-7102	(505) 241-7154

FIRST STATE ANNOUNCES RECORD EARNINGS,

SUPPORTED BY STRONG LOAN GROWTH

Albuquerque, NM—April 18, 2005—First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced record earnings for the first quarter of 2005 of $4.3 million, or $0.28 per diluted share, compared to $3.6 million or $0.23 per diluted share for the first quarter of 2004.

At March 31, 2005, total assets increased $258 million, loans increased $179 million, investment securities increased $61 million, and deposits increased $173 million over March 31, 2004. First State’s total assets increased 16% from $1.635 billion at March 31, 2004, to $1.893 billion at March 31, 2005. Loans increased 15% from $1.230 billion at March 31, 2004, to $1.409 billion at March 31, 2005. Total deposits grew 14% from $1.241 billion at March 31, 2004, to $1.414 billion at March 31, 2005. Non-interest bearing deposits grew to $320 million at March 31, 2005, from $260 million at March 31, 2004, while interest bearing deposits grew to $1.094 billion from $982 million for the same period.

“Our record earnings for the first quarter of 2005 have resulted primarily from our outstanding loan growth, which is occurring in all of our market areas,” stated Michael R. Stanford, President and Chief Executive Officer. “We have also hired several more key people in the Colorado and Utah markets, who we believe will be instrumental in helping us develop substantial business in those areas over the next several years,” continued Stanford.

Net interest income was $19.3 million for the first quarter of 2005 compared to $16.6 million for the same quarter of 2004. The increase is due to the increase in loan and investment volume made possible by the increase in deposits and an increase in FHLB borrowings. First State’s net interest margin was 4.61% and 4.47% for the first quarters of 2005 and 2004, respectively. The net interest margin increased in the first quarter due primarily to rate increases made by the Federal Reserve Bank over the last nine months and First State’s asset sensitive position.

First State’s provision for loan losses was $1.1 million for the first quarter of 2005 compared to $1.4 million for the same quarter of 2004. First State’s allowance for loan losses was 1.14% and 1.14% of total loans held for investment at March 31, 2005 and 2004, respectively. The ratio of allowance for loan losses to non-performing loans was 243% at March 31, 2005 compared to 175% at March 31, 2004. Non-performing assets equaled 0.42% of total assets at March 31, 2005 compared to 0.62% at March 31, 2004.

“We are extremely pleased with the positive trends in our asset quality numbers,” remarked H. Patrick Dee, Executive Vice President and Chief Operating Officer. “Not only did we see a significant improvement in the level of our non-performing assets but we also had very minimal loan charge-offs during the quarter,” continued Dee.

FSNM - First Quarter Results

April 18, 2005

Page Two

Non-interest income for the first quarter of 2005 was $3.2 million compared to $3.5 million for the first quarter of 2004, a decrease of 7%. Credit and debit card transaction fees decreased $484,000 compared to the first quarter of 2004, which is directly related to the sale of the merchant card portfolio in the third quarter of 2004. The sale resulted in lower fee income as well as lower salaries and related expenses of the operation. Absent in the first quarter of 2005 is any gain or loss from the sale of investment securities compared to gains of $236,000 in the first quarter of 2004. The gains on sales of mortgage loans increased $358,000 from the first quarter of 2004 reflecting a higher level of loan origination and refinancing activity, which has steadily increased since the second quarter of 2004.

Non-interest expenses were $14.8 million for the first quarter of 2004 compared to $13.1 million for the first quarter of 2004, an increase of 13%. Salaries and employee benefits increased $2.0 million driven by the addition of 58 average full-time equivalent employees over the first quarter of 2004, including several lending officers in the Colorado and Utah markets. Occupancy increased $149,000, data processing increased $139,000, and legal, accounting and consulting increased $91,000 over the first quarter of 2004. Credit and debit card interchange expenses decreased by $406,000 from the first quarter of 2004 due to the sale of the merchant card portfolio. Expenses related to other real estate owned decreased in the first quarter of 2005 by $80,000 from 2004.

In conjunction with its first quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, April 18, 2005 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fsbnm.com, Investor Relations. The conference call will be available for replay beginning April 18, 2005 through April 29, 2005 at www.fsbnm.com, Investor Relations.

The annual meeting of shareholders of First State Bancorporation will be held on Thursday, June 2, 2005, at 9:00 am Mountain Daylight Time at the Albuquerque Marriott Pyramid North in Albuquerque, New Mexico. All shareholders of record as of the close of business on April 25, 2005, are entitled to vote at the annual meeting. On Friday, April 15, 2005, First State’s Board of Directors declared its regular quarterly dividend of $0.07 per share. The dividend will be payable June 8, 2005 to shareholders of record on May 11, 2005.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services to customers from a total of 30 branches located in New Mexico, Colorado, and Utah. On Friday, April 15, 2005, First State’s stock closed at $16.85 per share.

SELECTED FINANCIAL INFORMATION

(Dollars in thousands except share and per share amounts)

(unaudited)

INCOME STATEMENT HIGHLIGHTS:	First Quarter Ended March 31,
	2005	2004
Interest income	$26,754	$22,346
Interest expense	7,413	5,701

Net interest income	19,341	16,645
Provision for loan losses	(1,075)	(1,440)

Net interest income after provision for loan losses	18,266	15,205
Non-interest income	3,244	3,486
Non-interest expense	14,776	13,072

Income before income taxes	6,734	5,619
Income tax expense	2,428	2,045

Net income	$4,306	$3,574

Basic earnings per share	$0.28	$0.23
Diluted earnings per share	$0.28	$0.23
Weighted average basic shares outstanding	15,370,536	15,269,694
Weighted average diluted shares outstanding	15,563,534	15,403,866

FSNM - First Quarter Results

April 18, 2005

Page Three

BALANCE SHEET HIGHLIGHTS:	March 31, 2005	December 31, 2004	March 31, 2004
Total assets	$1,893,135	$1,815,510	$1,634,906
Loans receivable, net	1,409,031	1,362,464	1,229,586
Investment securities	305,623	290,925	244,334
Deposits	1,413,952	1,401,303	1,241,400
Borrowings	285,005	192,513	197,046
Shareholders’ equity	$145,926	$144,309	$136,298
Book value per share	$9.51	$9.42	$8.93
Tangible book value per share	$6.65	$6.55	$6.05

FINANCIAL RATIOS:	First Quarter Ended March 31,
	2005	2004
Return on average assets	0.94%	0.88%
Return on average equity	11.90%	10.62%
Efficiency ratio	65.42%	64.93%
Operating expenses to average assets	3.22%	3.21%
Net interest margin	4.61%	4.47%
Average equity to average assets	7.90%	8.26%
Leverage ratio (end of period)	7.80%	7.79%
Total risk based capital ratio (end of period)	10.39%	10.62%

NON-INTEREST INCOME:	First Quarter Ended March 31,
	2005	2004
Service charges on deposit accounts	$1,088	$1,074
Other banking service fees	181	183
Credit and debit card transaction fees	485	969
Gain on sale or call of investment securities	—	236
Gain on sale of mortgage loans	924	566
Check imprint income	150	136
Other	416	322

	$3,244	$3,486

NON-INTEREST EXPENSE:	First Quarter Ended March 31,
	2005	2004
Salaries and employee benefits	$7,604	$5,613
Occupancy	1,964	1,815
Data processing	816	677
Credit and debit card interchange	—	406
Equipment	1,048	1,032
Legal, accounting, and consulting	421	330
Marketing	565	552
Telephone	289	287
Supplies	218	194
Delivery	216	250
Other real estate owned	30	110
FDIC insurance premiums	49	44
Check imprint expense	164	130
Amortization of intangibles	27	28
Loss on sale of loans	—	435
Other	1,365	1,169

	$14,776	$13,072

FSNM - First Quarter Results

April 18, 2005

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AVERAGE BALANCES:	First Quarter Ended March 31,
	2005	2004
Assets	$1,859,061	$1,638,525
Earning assets	1,701,017	1,498,496
Loans	1,391,787	1,251,313
Investment securities	301,535	240,556
Deposits	1,402,893	1,206,901
Equity	$146,782	$135,391

LOANS:	March 31, 2005		December 31, 2004		March 31, 2004
Commercial	$170,666	12.0%	$174,293	12.6%	$160,287	12.9%
Real estate – commercial	697,663	49.0%	683,638	49.6%	608,947	48.9%
Real estate – one- to four-family	291,786	20.4%	280,570	20.4%	306,081	24.6%
Real estate – construction	218,397	15.3%	191,728	13.9%	133,195	10.7%
Consumer and other	28,763	2.0%	28,601	2.1%	30,646	2.5%
Mortgage loans available for sale	17,798	1.3%	18,965	1.4%	4,553	0.4%

Total	$1,425,073	100.0%	$1,377,795	100.0%	$1,243,709	100.0%

DEPOSITS:	March 31, 2005		December 31, 2004		March 31, 2004
Non-interest bearing	$319,986	22.6%	$317,729	22.7%	$259,528	20.9%
Interest-bearing demand	259,664	18.4%	254,140	18.0%	225,968	18.2%
Money market savings accounts	229,329	16.2%	216,769	15.5%	166,183	13.4%
Regular savings	72,535	5.1%	68,671	4.9%	67,344	5.4%
Certificates of deposit less than $100,000	218,971	15.5%	223,893	16.0%	236,120	19.0%
Certificates of deposit greater than $100,000	313,467	22.2%	320,101	22.9%	286,257	23.1%

Total	$1,413,952	100.0%	$1,401,303	100.0%	$1,241,400	100.0%

ALLOWANCE FOR LOAN LOSSES:	March 31, 2005	December 31, 2004	March 31, 2004
Balance beginning of period	$15,331	$14,121	$14,121
Provision for loan losses	1,075	4,500	1,440
Net charge offs	(364)	(3,290)	(1,438)

Balance end of period	$16,042	$15,331	$14,123

Allowance for loan losses to total loans held for investment	1.14%	1.13%	1.14%
Allowance for loan losses to non-performing loans	243%	192%	175%

NON-PERFORMING ASSETS:	March 31, 2005	December 31, 2004	March 31, 2004
Accruing loans – 90 days past due	$5	$4	$—
Non-accrual loans	6,609	7,969	8,070

Total non-performing loans	$6,614	$7,973	8,070
Other real estate owned	1,370	1,255	2,075

Total non-performing assets	$7,984	$9,228	$10,145

Total non-performing assets to total assets	0.42%	0.51%	0.62%

FSNM - First Quarter Results

April 18, 2005

Page Five

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The discussions regarding our growth strategy, expansion of operations in our markets, competition, loan and deposit growth, timing of new branch openings, expansion opportunities including expanding our mortgage division market share, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fsbnm.com.